Exhibit 99-1

Energy East Corporation Announces First Quarter 2005 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, May 5, 2005, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share for the quarter ended March 31, 2005, were $1.05 and earnings per share for the 12 months ended March 31, 2005, were $1.85. Those earnings exclude discontinued operations, which reflect the results of several nonutility businesses sold in 2003 and 2004.

Earnings from continuing operations for the quarter ended March 31, 2005, increased 22 cents per share compared to 83 cents per share for the quarter ended March 31, 2004. First quarter earnings rose due to higher margins on electricity sales, incentives earned from the renegotiation of nonutility generator contracts and from the sale of the Ginna nuclear plant and lower stock-based compensation costs.

Earnings per share from continuing operations for the 12 months ended March 31, 2005, increased 49 cents per share compared to $1.36 for the 12 months ended March 31, 2004. The increase in earnings is primarily due to rate adjustments and the sale of the Ginna nuclear plant. Additional items that contributed to the increase in earnings for the 12 months include: lower stock-based compensation costs, lower costs for reacquired debt and lower interest charges.

Unaudited Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.
Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)
	Three Months		Twelve Months

Periods Ended March 31	2005	2004	2005	2004

(Thousands, except per share amounts)
Operating Revenues	$1,637,278	$1,551,356	$4,842,614	$4,582,002
Sales and services
Operating Expenses
Electricity purchased and fuel used in generation	437,191	396,654	1,610,947	1,376,656
Natural gas purchased	519,130	483,515	1,065,929	991,910
Other operating expenses	179,642	208,678	761,890	827,793
Maintenance	44,546	42,662	183,609	199,457
Depreciation and amortization	67,921	78,513	281,866	302,615
Other taxes	68,031	73,642	247,249	258,146
Gain on sale of generation assets	-	-	(340,739)	-
Deferral of asset sale gain	-	-	228,785	-

Total Operating Expenses	1,316,461	1,283,664	4,039,536	3,956,577

Operating Income	320,817	267,692	803,078	625,425
Other (Income)	(10,067)	(5,739)	(39,825)	(23,065)
Other Deductions	4,218	3,278	16,744	34,204
Interest Charges, Net	69,736	69,990	276,636	287,044
Preferred Stock Dividends of Subsidiaries	476	988	3,179	11,579

Income from Continuing Operations Before Income Taxes	256,454	199,175	546,344	315,663
Income Taxes	102,088	78,246	275,286	118,014

Income From Continuing Operations	154,366	120,929	271,058	197,649

Discontinued Operations
Loss from discontinued operations	-	(635)	(6,473)	(18,496)
Income taxes (benefits)	-	(258)	1,434	(16,381)

Loss From Discontinued Operations	-	(377)	(7,907)	(2,115)

Net Income	$154,366	$120,552	$263,151	$195,534

Earnings Per Share From Continuing Operations, basic	$1.05	$.83	$1.85	$1.36

Earnings Per Share From Continuing Operations, diluted	$1.05	$.82	$1.84	$1.35

Earnings Per Share, basic	$1.05	$.83	$1.80	$1.34

Earnings Per Share, diluted	$1.05	$.82	$1.79	$1.34

Dividends Paid Per Share	$.275	$.26	$1.07	$1.01

Average Common Shares Outstanding, basic	146,875	146,085	146,500	145,780

Average Common Shares Outstanding, diluted	147,196	146,428	146,903	146,030

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended March 31	2005	2004	2005	2004

Electricity (thousands of megawatt-hours)
Residential	3,402	3,358	11,892	11,682
Commercial	2,377	2,335	9,522	9,290
Industrial	1,699	1,761	7,384	7,367
Other	598	597	2,246	2,215

Total retail	8,076	8,051	31,044	30,554
Wholesale	1,631	2,094	7,388	6,417

Total	9,707	10,145	38,432	36,971

Natural Gas (thousands of dekatherms)
Residential	39,788	41,293	81,008	84,489
Commercial	13,094	13,019	26,621	26,643
Industrial	1,657	1,623	4,102	3,558
Other	3,512	3,178	11,612	11,050
Transportation of customer-owned gas	28,205	28,484	83,760	85,386

Total retail	86,256	87,597	207,103	211,126
Wholesale	350	-	1,681	3,057

Total	86,606	87,597	208,784	214,183